Exhibit 99.2

PRESS
RELEASE

For further information:
Kenneth Kay	Steven Iaco
Senior Executive Vice President and	Senior Managing Director
Chief Financial Officer	Corporate Communications
310.606.4706	212.984.6535

Shelley Young	Robert McGrath
Director	Director
Investor Relations	Media Relations
212.984.8359	212.984.8267

CB RICHARD ELLIS GROUP, INC. ANNOUNCES
AGREEMENT TO ACQUIRE TRAMMELL CROW COMPANY

Los Angeles, October 31, 2006 — CB Richard Ellis Group, Inc (NYSE:CBG) today announced that the Company has entered into a definitive agreement to acquire Trammell Crow Company for $49.51 per share of common stock in cash.  The acquisition will expand CB Richard Ellis’ global leadership and strengthen its ability to provide integrated account management and outsourcing solutions.

The transaction is valued at approximately $2.2 billion, including the assumption of Trammell Crow Company’s corporate debt as well as transaction and integration costs.  It is expected to close either in late 2006 or early 2007, subject to approval by Trammell Crow Company’s shareholders and federal regulatory agencies as well as other customary conditions.

Upon completion of the transaction, the Company will have combined pro-forma 2006 revenues of approximately $4.4 billion and 21,000 employees.  It would be the first commercial real estate services company to qualify for the FORTUNE 500 list of the largest U.S. corporations.  The combination of the two companies is expected to generate meaningful net expense synergy savings.

“Our strategic objective has long been to create the market-leading commercial real estate services firm delivering comprehensive solutions to our clients.  Well targeted acquisitions have played a pivotal role in our strategy,” said Brett White, CB Richard Ellis’ President and Chief Executive Officer.  “With the acquisition of Insignia in 2003, we achieved preeminence in our transaction business.  Now the acquisition of Trammell Crow Company creates the best-in-class corporate outsourcing and institutional property management business, and further augments our transaction business.  Trammell Crow Company is one of the premier service companies in our industry, with a rich history, dedicated employees and strong management, a stellar client base and core competencies that are highly complementary to our own.”

Trammell Crow Company provides integrated outsourcing solutions for a stable of prestigious corporate clients, and the combined company will provide services to more than 85% of the Fortune 100.  As a result of the transaction, CB Richard Ellis’ contractual revenues associated with outsourcing activities are anticipated to increase from approximately 8% to 18% of total revenues, based on 2006 expected results.

Upon completion of the transaction, Trammell Crow Company’s Development and Investment business will be run as a wholly owned but independently operated subsidiary.  It will retain the highly valued Trammell Crow Company brand name. Robert E. Sulentic, Chairman and Chief Executive Officer of Trammell Crow Company, will join CB Richard Ellis as Group President with responsibility for the Development and Investment business as well as the Company’s EMEA and Asia-Pacific operations.

Cal Frese, CB Richard Ellis’ President, Americas Region, said: “We are excited about having the Trammell Crow Company team join with ours and its service offerings becoming a valuable part of our platform.  Importantly, both companies have very similar and proud heritages that are embedded in their corporate cultures, and which highly value integrity, work ethic and customer service excellence.  We’ve had terrific success with integrating large service companies in the past, based on the idea of adopting the best people, processes and ideas of both companies, and we believe this integration will also succeed because of the similar cultures and business fit.”

The Company plans to issue $2.2 billion of term loans to finance the transaction, and will also amend or refinance its existing $600 million revolving credit facility.  In addition, the Company plans to sell Trammell Crow Company’s approximately 20% ownership interest in Savills, plc, a real estate services provider in the United Kingdom.  The Company’s initial view, to be refined at a later date, is that on a pro-forma basis, assuming the transaction had been completed on January 1, 2006, and after giving effect to the first-year expected net expense synergy savings and excluding one-time transaction and integration costs, the transaction would generate incremental percentage earnings accretion per share in the low teens.

CB Richard Ellis will host a conference call to discuss the Trammell Crow Company acquisition with members of the investment community today (Tuesday, October 31, 2006) at 9:00 a.m. EST.  A live webcast will be available through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-230-1096 (in the U.S.) and 612-234-9960 (for international callers).  A replay of the call will be available beginning at 12:30 p.m. EST until 11:59 p.m. EST November 14, 2006. The dial-in number for the replay is 800-475-6701 (in the U.S.) and 320-365-3844 (for international callers).  The access code for the replay is 846889.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a FORTUNE 1000 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2005 revenue). With approximately 14,500 employees, the Company serves real estate owners, investors and occupiers through more than 200 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; investment management; appraisal and valuation; research and consulting. Founded in 1906, CB Richard Ellis marks a century of excellence in real estate services this year. Please visit our Web site at www.cbre.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

The statements in this release regarding the acquisition of Trammell Crow Company are forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including, but not limited to, the ability of the parties to close the transaction and successfully integrate the operations of Trammell Crow Company with CB Richard Ellis, the ability to leverage the integrated platform to capture a larger share of the commercial real estate market in the U.S., the cost of financing the transaction, the ability of the Company to achieve expense savings and other synergies as a result of the transaction and the price obtained for the sale of the ownership interest in Savills, plc, as well as other risks and uncertainties discussed in CB Richard Ellis’ filings with the Securities and Exchange Commission (SEC).  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, CB Richard Ellis expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If CB Richard Ellis does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  For additional information concerning factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to CB Richard Ellis’ business in general, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, and its press releases and other periodic filings with the SEC.  Such filings are available publicly and may be obtained off the CB Richard Ellis website at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

End